Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form 20-F of our report dated February 23, 2024, relating to the consolidated financial statements of LAMF Global Ventures Corp. I (the “Company”), which contains an explanatory paragraph about the Company’s ability to continue as a going concern, appearing in the Company’s Annual Report on Form 10-K for the years ended December 31, 2023 and 2022. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

May 7, 2024